Second Amendment to Amended and Restated Personal Employment Agreement

This Second Amendment ("Second Amendment:") to the Amended and Restated Personal Employment Agreement dated as of June 5, 2007, as amended, ("Agreement") is entered into on January 30, 2008 by and between IXI Mobile (R&D) Ltd., a company organized under the laws of the State of Israel, having its principal office at 17 Ha’Tidhar Str. Raanana (the "Company") and Gadi Meroz, 1 Nataf St. Ramat - Hasharon, 47226 (“You” or the "Employee").

WHEREAS the Company and Employee have entered into the Agreement; and

WHEREAS the parties desire to further amend the Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1. Amendment to Section 6.1 of the Agreement

The following shall be added as an additional paragraph to Section 6.1:

“Notwithstanding the above, in the event of: (i) a merger of IXI with another entity (in which IXI shall not be the surviving entity), or an acquisition of more than 50% of the shares of IXI, or of all or substantially all of its assets, by an unrelated third party, followed by (ii) a termination of your employment by IXI, or the surviving entity, as the case may be, other than termination for cause, then, in such case, all remaining unvested shares which are subject to the option shall vest immediately, upon such termination.”

2. There shall be no other changes to the Agreement.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first above written.

/s/ Lihi Segal	/s/ Gadi Meroz
IXI Mobile (R&D) Ltd. By: Lihi Segal Title: CFO	Employee Name: Gadi Meroz

IXI Mobile, Inc. hereby undertakes to fulfill its obligations under Section 6 of this Amendment to Amended and Restated Personal Employment Agreement.

/s/ Amit Haller
IXI Mobile, Inc.
By: Amit Haller
Title: CEO